Exhibit 107

Calculation of Filing Fee Tables

FORM S-8
Registration Statement Under the Securities Act of 1933

(Form Type)

Maison Solutions Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (4)
Equity	Class A Common Stock, par value $0.0001 per share	457(c) and 457(h)	3,000,000	(2)	$5.21005	(3)	15,630,150	0.0001476	$2,307.01
Total Offering Amounts							15,630,150		$2,307.01
Total Fee Offsets (5)									-
Net Fee Due									$2,307.01

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), of Maison Solutions Inc. (the “Registrant”), which may be offered and issued to prevent dilution resulting from stock splits, stock distributions or similar transactions.

(2)	3,000,000 shares are issuable pursuant to the Maison Solutions 2023 Stock Incentive Plan.

(3)	The offering price is based upon the average of the high and low prices reported with The Nasdaq Stock Market on October 11, 2023. Estimated solely for the purpose of calculating the registration fee which was computed in accordance with Rule 457(c) and Rule 457(h)(1) under the Securities Act.

(4)	Rounded up to the nearest penny.

(5)	The Registrant does not have any fee offsets.